Exhibit 3.1

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

BLOSSOMHILL THERAPEUTICS, INC.

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

BlossomHill Therapeutics, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “DGCL”),

DOES HEREBY CERTIFY:

1. The date of filing the original Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware was June 22, 2020, the Amended and Restated Certificate of Incorporation of this corporation was filed with the Secretary of State of the State of Delaware on December 28, 2020, and the Second Amended and Restated Certificate of Incorporation of this corporation was filed with the Secretary of State of the State of Delaware on February 26, 2021.

2. That the Board of Directors of this corporation (the “Board”) duly adopted resolutions proposing to amend and restate the Second Amended and Restated Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED: That the Second Amended and Restated Certificate of Incorporation of this corporation as heretofore amended, restated or supplemented is hereby further amended and restated to read as follows:

I.

The name of this corporation is BLOSSOMHILL THERAPEUTICS, INC. (the “Company”).

II.

The address of the registered office of the Company in the State of Delaware is 16192 Coastal Highway, City of Lewes, County of Sussex, Zip Code 19958, and the name of the registered agent of the Company in the State of Delaware at such address is Harvard Business Services, Inc.

III.

The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the DGCL.

IV.

Immediately upon the filing of this Third Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, the total number of shares of all classes of stock which the Company shall have authority to issue is (i) 79,726,375 shares of Common Stock, $0.0001 par value per share (“Common Stock”) and (ii) 63,188,793 shares of Preferred Stock, $0.0001 par value per share (“Preferred Stock”). The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Company.

A. The holders of Common Stock are entitled to one (1) vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings). The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein.

B. The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares of Common Stock or Preferred Stock, as applicable, then outstanding) by the affirmative vote of the holders of a majority of the stock of the Company entitled to vote (voting together as a single class), irrespective of the provisions of Section 242(b)(2) of the DGCL.

C. 10,000,000 of the authorized shares of Preferred Stock are hereby designated “Series Angel Preferred Stock” (the “Series Angel Preferred”). 26,613,546 of the authorized shares of Preferred Stock are hereby designated “Series A Preferred Stock” (the “Series A Preferred”). 26,575,247 of the authorized shares of Preferred Stock are hereby designated “Series B Preferred Stock” (the “Series B Preferred”).

D. The rights, preferences, privileges, restrictions and other matters relating to the Preferred Stock are as follows:

1. DIVIDEND RIGHTS.

(a) Holders of Preferred Stock, in preference to the holders of Common Stock, shall be entitled to receive, but only out of funds that are legally available therefor, cash dividends at the rate of 5% of the Original Issue Price (as defined below) per annum on each outstanding share of Preferred Stock. Such dividends shall be payable, only when, as and if declared by the Board and shall be non-cumulative.

(b) The “Original Issue Price” shall mean, with respect to the Series Angel Preferred, $0.20, with respect to the Series A Preferred, $2.6678141, and with respect to the Series B Preferred $3.7629 (each as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof).

(c) So long as any shares of Preferred Stock are outstanding, the Company shall not pay or declare any dividend (whether in cash or property), or make any other distribution on the Common Stock, or purchase, redeem or otherwise acquire for value any shares of Common Stock, until all dividends as set forth in Section 1(a) above on the Preferred Stock shall have been paid or declared and set apart, except for:

(i) acquisitions of Common Stock by the Company pursuant to agreements that permit the Company to repurchase such shares at no more than cost upon termination of services to the Company;

(ii) with the approval of the Board, acquisitions of Common Stock in exercise of the Company’s right of first refusal to repurchase such shares; or

(iii) distributions to holders of Common Stock in accordance with Section 3.

(d) In the event dividends are paid on any share of Common Stock, the Company shall also pay dividends on all outstanding shares of Preferred Stock in a per share amount equal (on an as-if-converted to Common Stock basis) to the amount paid or set aside for each share of Common Stock.

(e) The provisions of Sections 1(c) and 1(d) shall not apply to a dividend payable solely in Common Stock to which the provisions of Section 4(g) hereof are applicable.

2. VOTING RIGHTS.

(a) General Rights. Each holder of shares of (i) the Series Angel Preferred shall be entitled the number of votes equal to ten (10) times the number of shares of Common Stock into which such shares of Series Angel Preferred could be converted (pursuant to Section 4 hereof), (ii) the Series A Preferred shall be entitled the number of votes equal to one (1) times the number of shares of Common Stock into which such shares of Series A Preferred could be converted (pursuant to Section 4 hereof), and (iii) the Series B Preferred shall be entitled the number of votes equal to one (1) times the number of shares of Common Stock into which such shares of Series B Preferred could be converted (pursuant to Section 4 hereof). For purposes of the immediately preceding sentence, the number of shares of common Stock into which such shares of Series Angel Preferred, Series A Preferred, and Series B Preferred, respectively, are convertible shall be determined as of immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent and shall have the voting rights and powers equal to the voting rights and powers of the Common Stock and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Company. Except as otherwise provided herein or as required by law, the Preferred Stock shall vote together with the Common Stock at any annual or special meeting of the stockholders and not as a separate class, and may act by written consent in the same manner as the Common Stock.

(b) Separate Vote of Series Angel Preferred. At any time when at least 2,000,000 shares of Series Angel Preferred (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series Angel Preferred) are outstanding, the Company shall not, either directly or indirectly by amendment, merger, consolidation, recapitalization, reclassification or otherwise, do any of the following without (in addition to any other vote required by law or this Third Amended and

Restated Certificate of Incorporation) the written consent or affirmative vote of the holders of at least a majority of the Series Angel Preferred given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect: amend, alter, waive or repeal any provision of the Third Amended and Restated Certificate of Incorporation or Bylaws of the Company that alters or changes the voting or other powers, preferences, or other special rights, privileges or restrictions of the Series Angel Preferred.

(c) Separate Vote of Series A Preferred and Series B Preferred. At any time when at least 5,322,710 shares of Series A Preferred and 5,324,496 shares of Series B Preferred (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred and Series B Preferred, respectively) are outstanding, the Company shall not, either directly or indirectly by amendment, merger, consolidation, recapitalization, reclassification or otherwise, do any of the following without (in addition to any other vote required by law or this Third Amended and Restated Certificate of Incorporation) the written consent or affirmative vote of the holders of at least a majority of the Series A Preferred and Series B Preferred, voting together as a class, given in writing or by vote at a meeting, consenting or voting (as the case may be), and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect: amend, alter, waive or repeal any provision of the Third Amended and Restated Certificate of Incorporation or Bylaws of the Company that alters or changes the voting or other powers, preferences, or other special rights, privileges or restrictions of the Series A Preferred or the Series B Preferred.

(d) Election of Board of Directors.

(i) For so long as 2,000,000 shares of Series Angel Preferred (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series Angel Preferred) remain outstanding, the holders of Series Angel Preferred, voting as a separate class, shall be entitled to elect one member of the Board (the “Series Angel Director”) at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such director in accordance with applicable law and to fill any vacancy caused by the resignation, death or removal of such director.

(ii) For so long as 5,322,710 shares of Series A Preferred (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred) remain outstanding, the holders of Series A Preferred, voting as a separate class, shall be entitled to elect three members of the Board (the “Series A Directors”) at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office any such director in accordance with applicable law and to fill any vacancy caused by the resignation, death or removal of such director.

(iii) For so long as 5,324,496 shares of Series B Preferred (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series B Preferred) remain outstanding, the holders of Series B Preferred shall be entitled to elect two members of the Board (the “Series B Directors” and together with the Series Angel Director and the Series A Directors, the “Preferred Directors” and each, a “Preferred Director”), pursuant to and in accordance with Sections 1.2(e) and (f) of the Third Amended and Restated Voting Agreement, at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office any such director in accordance with applicable law and to fill any vacancy caused by the resignation, death or removal of such director. For purposes of this Third Amended & Restated Certificate of Incorporation, the “Requisite Directors” shall mean approval by the Board of Directors including the approval of a majority of the Preferred Directors then seated.

(iv) The holders of Common Stock, voting as a separate class, shall be entitled to elect at least one member of the Board at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors in accordance with applicable law and to fill any vacancy caused by the resignation, death or removal of such directors.

(v) The holders of Common Stock and Preferred Stock, voting together as a single class, shall be entitled to elect all remaining members of the Board, if any, at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors in accordance with applicable law and to fill any vacancy caused by the resignation, death or removal of such directors.

(vi) Notwithstanding the provisions of Section 223(a)(1) and 223(a)(2) of the DGCL, any vacancy, including newly created directorships resulting from any increase in the authorized number of directors or amendment of this Third Amended and Restated Certificate of Incorporation, and vacancies created by removal or resignation of a director, may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced; provided, however, that where such vacancy occurs among the directors elected by the holders of a class or series of stock, the holders of shares of such class or series may override the Board’s action to fill such vacancy by (A) voting for their own designee to fill such vacancy at a meeting of the Company’s stockholders or (B) written consent, if the consenting stockholders hold a sufficient number of shares to elect their designee at a meeting of the stockholders in which all members of such class or series are present and voted. Any director may be removed during his or her term of office without cause, by, and only by, the affirmative vote of the holders of the shares of the class or series of stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of that class or series of stock represented at the meeting or pursuant to written consent. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director.

(vii) No person entitled to vote at an election for directors may cumulate votes to which such person is entitled unless required by applicable law at the time of such election.

3. LIQUIDATION RIGHTS.

(a) Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary (a “Liquidation Event”), before any distribution or payment shall be made to the holders of any Common Stock, subject to the right of any series of Preferred Stock that may from time to time come into existence, the holders of Preferred Stock shall be entitled to be paid out of the assets of the Company legally available for distribution (or the consideration received by the Company or its stockholders in an Acquisition) as follows:

(i) First, to holders of Series A Preferred and Series B Preferred, pari passu, an amount per share equal to the greater of (a) the applicable Original Issue Price of the Series A Preferred and the Original Issue Price of the Series B Preferred, respectively, plus any dividends declared but unpaid thereon, or (b) such amount per share, pari passu, as would have been payable had all then outstanding shares of Series A Preferred and Series B Preferred, respectively, been converted into shares of Common Stock pursuant to Section 4 immediately prior to such Liquidation Event. If upon any such Liquidation Event, the assets of the Company available for distribution to its stockholders shall be insufficient to pay the holders of Series A Preferred and Series B Preferred, respectively, the full amount to which they shall be entitled under this Subsection, the holders of Series A Preferred and Series B Preferred shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(ii) Second, to holders of Series Angel Preferred an amount per share equal to the greater of (a) the Original Issue Price of the Series Angel Preferred, plus any dividends declared but unpaid thereon, or (b) such amount per share as would have been payable had all then outstanding shares of Series Angel Preferred been converted into shares of Common Stock pursuant to Section 4 immediately prior to such Liquidation Event. If upon any such Liquidation Event, the assets of the Company available for distribution to its stockholders shall be insufficient to pay the holders of Series Angel Preferred the full amount to which they shall be entitled under this Subsection, the holders of Series Angel Preferred shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(b) After the payment of the full liquidation preference of the Preferred Stock as set forth in Section 3(a) above, the remaining assets of the Company legally available for distribution (or the consideration received by the Company or its stockholders in an Acquisition), if any, shall be distributed ratably to the holders of the Common Stock.

(c) An Asset Transfer or Acquisition (each as defined below) shall be deemed a Liquidation Event for purposes of this Section 3.

(i) For the purposes of this Section 3: (A) “Acquisition” shall mean (I) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the shares of capital stock of the Company immediately prior to such consolidation, merger or reorganization, continue to represent a majority of the voting power of the surviving entity (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization, (provided that, for the purpose of this Section 3(c)(i), all shares of Common Stock issuable upon exercise of options outstanding immediately prior to such consolidation or merger or upon conversion of Preferred Stock or Convertible Securities) outstanding immediately prior to such merger or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares of capital stock are converted or exchanged); or (II) any transaction or series of related transactions to which the Company is a party in which in excess of 50% of the Company’s voting power is transferred; provided that an Acquisition shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof; and (B) “Asset Transfer” shall mean a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company.

(ii) In any Acquisition or Asset Transfer, if the consideration to be received is securities of a corporation or other property other than cash, its value will be deemed its fair market value as determined in good faith by the Board on the date such determination is made.

(iii) The Company shall not have the power to effect an Acquisition or Asset Transfer unless the definitive agreement for such transaction (the “Agreement”) provides that the consideration payable to the stockholders of the Company in connection therewith shall be allocated among the holders of capital stock of the Company in accordance with this Section 3.

(iv) In the event of a Liquidation Event (including an Acquisition or Asset Transfer), if any portion of the consideration payable to the stockholders of the Company is placed into escrow or subject to contingencies, the Agreement shall provide that (x) the total consideration actually paid to the stockholders of the Company shall be allocated among the holders of capital stock of the Company in accordance with Sections 3(a) and 3(b) (excluding, for the absence of doubt, the portion of such consideration that is placed in escrow or subject to contingencies until such time as any such amounts are paid to the stockholders of the Company).

4. CONVERSION RIGHTS.

The holders of the Preferred Stock shall have the following rights with respect to the conversion of the Preferred Stock into shares of Common Stock (the “Conversion Rights”):

(a) Optional Conversion. Subject to and in compliance with the provisions of this Section 4, any shares of Preferred Stock may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Preferred Stock shall be entitled upon conversion shall be the product obtained by multiplying the Preferred Conversion Rate then in effect (determined as provided in Section 4(b)) by the number of shares of Preferred Stock being converted. In the event of a Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Preferred Stock.

(b) Preferred Conversion Rate. The conversion rate in effect at any time for conversion of the Preferred Stock (the “Preferred Conversion Rate”) shall be the quotient obtained by dividing the applicable Original Issue Price of the series of Preferred Stock by the applicable Preferred Conversion Price of such series of Preferred Stock, calculated as provided in Section 4(c), as in effect at the time of conversion.

(c) Preferred Conversion Price. The conversion price (the “Preferred Conversion Price”) for (i) the Series Angel Preferred shall initially be the Original Issue Price of the Series Angel Preferred, (ii) the Series A Preferred shall initially be the Original Issue Price of the Series A Preferred, and (iii) the Series B Preferred shall initially be the Original Issue Price of the Series B Preferred. Such initial Preferred Conversion Price shall be adjusted from time to time in accordance with this Section 4. All references to the Preferred Conversion Price herein shall mean the Preferred Conversion Price as so adjusted.

(d) Mechanics of Optional Conversion. Each holder of Preferred Stock who desires to convert the same into shares of Common Stock pursuant to this Section 4 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Preferred Stock, and shall give written notice to the Company at such office that such holder elects to convert the same. Such notice shall state the number of shares of Preferred Stock being converted. Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and a certificate for the number (if any) of the shares of Preferred Stock represented by the surrendered certificate that were not converted into Common Stock and shall promptly pay (i) in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock’s fair market value determined by the Board as of the date of such conversion), any declared and unpaid dividends on the shares of Preferred Stock being converted and (ii) in cash (at the Common Stock’s fair market value determined by the Board as of the date of conversion) the value of any fractional share of Common Stock otherwise issuable to any holder of Preferred Stock. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

(e) Adjustments to Preferred Conversion Price for Diluting Issues.

(i) Special Definitions. For purposes of this Section 4, the following definitions shall apply:

(A) “Additional Shares of Common Stock” means all shares of Common Stock issued (or, pursuant to Section 4(e)(iii) below, deemed to be issued) by the Company after the Original Issue Date, other than the Exempted Securities (as such term is defined in the Third Amended and Restated Investors Rights Agreement, dated as of even date herewith, by and between the Company and the other parties thereto.

(B) “Convertible Securities” means any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

(C) “Option” means any rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(D) “Original Issue Date” means the date on which the first share of Series B Preferred Stock is issued.

(ii) No Adjustment of Preferred Conversion Price. No adjustment in the Preferred Conversion Price of any series of Preferred Stock shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Company receives written notice from the holders of a majority of the then outstanding shares of such series of Preferred Stock, agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.

(iii) Deemed Issuance of Additional Shares of Common Stock.

(A) If the Company at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(B) If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Preferred Conversion Price of any series of Preferred Stock pursuant to the terms of Section 4(e)(iv), are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Company upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Preferred Conversion Price of such series of Preferred Stock computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such

Preferred Conversion Price for such series of Preferred Stock as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to this Section 4(e)(iv)(B) shall have the effect of increasing the Preferred Conversion Price applicable to a series of Preferred Stock an amount which exceeds the lower of (1) the Preferred Conversion Price for such series of Preferred Stock in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (2) the Preferred Conversion Price for such series of Preferred Stock that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

(C) If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to the Preferred Conversion Price of a series of Preferred Stock pursuant to the terms of Section 4(e)(iv) (either because the consideration per share (determined pursuant to Section 4(e)(v)) of the Additional Shares of Common Stock subject thereto was equal to or greater than the applicable Preferred Conversion Price then in effect, or because such Option or Convertible Security was issued before the Original Issue Date), are revised after the Original Issue Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (I) any increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (II) any decrease in the consideration payable to the Company upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto determined in the manner provided in Section 4(e)(iii)(A) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(D) Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Preferred Conversion Price of any series of Preferred Stock pursuant to the terms of Section 4(e)(iv), the Preferred Conversion Price of such series of Preferred Stock shall be readjusted to such Preferred Conversion Price for such series of Preferred Stock as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.

(E) If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Company upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is potentially subject to adjustment based upon subsequent events, any adjustment to the Preferred Conversion Price of a series of Preferred Stock provided for in this Section 4(e)(iii) shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (B) and (C) of this Section 4(e)(iii). If the number of shares of

Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Company upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to the Preferred Conversion Price of a series of Preferred Stock that would result under the terms of this Section 4(e)(iii) at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the Preferred Conversion Price for such series of Preferred Stock that such issuance or amendment took place at the time such calculation can first be made. In the event an Option or Convertible Security contains alternative conversion terms, such as a cap on the valuation of the Company at which such conversion will be effected, or circumstances where the Option or Convertible Security may be repaid in lieu of conversion, then the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of such Option or Convertible Security shall be deemed not calculable until such time as the applicable conversion terms are determined.

(iv) Adjustment of Preferred Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Company shall at any time after the Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 4(e)(iii)), without consideration or for a consideration per share less than the Preferred Conversion Price of a series of Preferred Stock in effect immediately prior to such issuance or deemed issuance, then the Preferred Conversion Price for such series of Preferred Stock shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP2 = CP1* (A + B) / (A + C).

For purposes of the foregoing formula, the following definitions shall apply:

(A) “CP2” shall mean the Preferred Conversion Price of such series of Preferred Stock in effect immediately after such issuance or deemed issuance of Additional Shares of Common Stock;

(B) “CP1” shall mean the Preferred Conversion Price of such series of Preferred Stock in effect immediately prior to such issuance or deemed issuance of Additional Shares of Common Stock;

(C) “A” shall mean the number of shares of Common Stock outstanding immediately prior to such issuance or deemed issuance of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such issuance or deemed issuance or upon conversion or exchange of Convertible Securities (including the Preferred Stock) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue);

(D) “B” shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued or deemed issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Company in respect of such issue by CP1); and

(E) “C” shall mean the number of such Additional Shares of Common Stock issued in such transaction.

(v) Determination of Consideration. For purposes of this Section 4(e), the consideration received by the Company for the issuance or deemed issuance of any Additional Shares of Common Stock shall be computed as follows:

(A) Cash and Property. Such consideration shall:

(I) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Company, excluding amounts paid or payable for accrued interest;

(II) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors, including the Requisite Directors; and

(III) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (I) and (II) above, as determined in good faith by the Board of Directors, including the Requisite Directors.

(B) Options and Convertible Securities. The consideration per share received by the Company for Additional Shares of Common Stock deemed to have been issued pursuant to Section 4(e)(iii), relating to Options and Convertible Securities, shall be determined by dividing:

(I) The total amount, if any, received or receivable by the Company as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(II) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

(vi) Multiple Closing Dates. In the event the Company shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Preferred Conversion Price of a series of Preferred Stock pursuant to the terms of Section 4(e)(iv), and such issuance dates occur within a period of no more than six (6)-months from the first such issuance to the final such issuance, then, upon the final such issuance, the Preferred Conversion Price for such series of Preferred Stock shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).

(f) Adjustment for Stock Splits and Combinations. If the Company shall at any time or from time to time after the Original Issue Date effect a subdivision of the outstanding Common Stock, the Preferred Conversion Price of each series of Preferred Stock in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Company shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock, the Preferred Conversion Price of each series of Preferred Stock in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this Section 4(f) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(g) Adjustment for Certain Dividends and Distributions. In the event the Company at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Preferred Conversion Price of each series of Preferred Stock in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Preferred Conversion Price of each such series of Preferred Stock then in effect by a fraction:

(i) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(ii) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing, (A) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Preferred Conversion Price of each series of Preferred Stock shall be recomputed accordingly as of the close of business on such record date and thereafter the Preferred Conversion Price of each series of Preferred Stock shall be adjusted pursuant to this Section 4(g) as of the time of actual payment of such dividends or distributions; and (B) no such adjustment shall be made if the holders of such series of Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of such series of Preferred Stock had been converted into Common Stock on the date of such event.

(h) Adjustments for Other Dividends and Distributions. In the event the Company at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of Section 1 do not apply to such dividend or distribution, then and in each such event the holders of Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Preferred Stock had been converted into Common Stock on the date of such event.

(i) Adjustment for Merger or Reorganization, etc. If there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Company in which the Common Stock (but not the Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Sections 4(e), (g) or (h)), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Company issuable upon conversion of one share of such Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in Sections 4(a) through (k) with respect to the rights and interests thereafter of the holders of the Preferred Stock, to the end that the provisions set forth in Sections 4(a) through (k) (including provisions with respect to changes in and other adjustments of the Preferred Conversion Price of each series of Preferred Stock) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Preferred Stock.

(j) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Preferred Conversion Price of a series of Preferred Stock pursuant to Sections 4(a) through (k), the Company at its expense shall, as promptly as reasonably practicable but in any event not later than ten days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of such series of Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which such series of Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, as promptly as reasonably practicable after the written request at any time of any holder of Preferred Stock (but in any event not later than 10 days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Preferred Conversion Price then in effect for each series of Preferred Stock held by such holder, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of each such series of Preferred Stock.

(k) Notice of Record Date. In the event:

(i) the Company shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or series or any other securities, or to receive any other security; or

(ii) of any capital reorganization of the Company, any reclassification of the Common Stock of the Company, or any Liquidation Event or event deemed to be a Liquidation Event under Section 3; or

(iii) of the voluntary or involuntary dissolution, liquidation or winding-up of the Company,

then, and in each such case, the Company will send or cause to be sent to the holders of the Preferred Stock a notice specifying, as the case may be, (A) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (B) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Preferred Stock and the Common Stock. Such notice shall be sent at least 10 days prior to the record date or effective date for the event specified in such notice.

(l) Automatic Conversion.

(i) Each share of Preferred Stock shall automatically be converted into shares of Common Stock, based on the then-effective Preferred Conversion Price, (A) at any time upon the affirmative election of (I) the holders of at least a majority of the outstanding shares of the Series B Preferred, (II) the holders of at least a majority of the outstanding shares of the Series A Preferred, and (III) the holders of at least a majority of the outstanding shares of the Series Angel Preferred, or (B) immediately upon the closing of a firm-commitment underwritten public offering pursuant to an effective registration statement filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Company in which (I) the per share price is at least four (4) times the Original Issue Price of each of the Series A Preferred and the Series B Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof) and (II) the gross cash proceeds to the Company (before underwriting discounts, commissions and fees) are at least $50,000,000 (a “Qualified IPO”). Upon such automatic conversion, any declared and unpaid dividends shall be paid in accordance with the provisions of Section 4(d).

(ii) Upon the occurrence of either of the events specified in Section 4(j)(i) above, the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Preferred Stock, the holders of Preferred Stock shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Preferred Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred, and any declared and unpaid dividends shall be paid in accordance with the provisions of Section 4(d).

(m) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of any Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If after the aforementioned aggregation the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the fair market value of one share of Common Stock (as determined by the Board) on the date of conversion.

(n) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Company will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(o) Notices. Any notice required by the provisions of this Section 4 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by electronic transmission in compliance with the provisions of the DGCL if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

(p) Payment of Taxes. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Preferred Stock, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered.

5. NO REISSUANCE OF PREFERRED STOCK.

Any shares or shares of Preferred Stock redeemed, purchased, converted or exchanged by the Company shall be cancelled and retired and shall not be reissued or transferred.

V.

A. To the fullest extent permitted by law, a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL or any other law of the State of Delaware is amended after approval by the stockholders of this Article V(A) to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended. Any repeal or modification of the foregoing provisions of this

B. To the fullest extent permitted by applicable law, the Company is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Company (and any other persons to which applicable law permits the Company to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law. If applicable law is amended after approval by the stockholders of this Article V(B) to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to the Company shall be eliminated or limited to the fullest extent permitted by applicable law as so amended.

C. Any amendment, repeal modification or elimination of the foregoing provisions of Article V(B) shall not (a) adversely affect any right or protection of any director, officer or other agent of the Company existing at the time of such amendment, repeal, modification or elimination; or (b) increase the liability of any director, officer or agent of the Company with respect to any acts or omissions of such director, officer or agent occurring prior to such amendment, repeal, modification or elimination.

D. Subject to any additional vote required by this Third Amended and Restated Certificate of Incorporation or the Bylaws of the Company, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Company.

E. Subject to any additional vote required by this Third Amended and Restated Certificate of Incorporation, the number of directors of the Company shall seven (7). Each director shall be entitled to one (1) vote on each matter presented to the Board of Directors; provided, however, that, so long as the holders of any series of Preferred Stock are entitled to elect a Preferred Director, the affirmative vote of the Requisite Directors shall be required for the authorization by the Board of Directors of any of the matters set forth in the Third Amended and Restated Investor Rights Agreement, dated on or about the date hereof, by and among the Company and the other parties thereto, as such agreement may be amended from time to time, to the extent required by such provision and if a sufficient number of such Preferred Directors are then serving.

F. Elections of directors need not be by written ballot unless the Bylaws of the Company shall so provide.

G. Meetings of stockholders may be held within or outside of the State of Delaware, as the Bylaws of the Company may provide. The books of the Company may be kept (subject to any provision of applicable law) outside of the State of Delaware at such place or places or in such manner or manners as may be designated from time to time by the Board of Directors or in the Bylaws of the Company.

H. The Company renounces, to the fullest extent permitted by law, any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of (i) any director of the Company who is not an employee of the Company or any of its subsidiaries, or (ii) any holder of Preferred Stock or any partner, member, director, stockholder, employee, affiliate or agent of any such holder, other than someone who is an employee of the Company or any of its subsidiaries (collectively, the persons referred to in clauses (i) and (ii) are “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Company while such Covered Person is performing services in such capacity. Any repeal or modification of this Article V will only be prospective and will not affect the rights under this Article V in effect at the time of the occurrence of any actions or omissions to act giving rise to liability. Notwithstanding anything to the contrary contained elsewhere in this Third Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the shares of Series A Preferred and Series B Preferred outstanding, separately, will be required to amend or repeal, or to adopt any provisions inconsistent with this Article V.

I. If any provision or provisions of this Third Amended and Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Third Amended and Restated Certificate of Incorporation (including, without limitation, each portion of any sentence of this Third Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

J. For purposes of Section 500 of the California Corporations Code (to the extent applicable), in connection with any repurchase of shares of Common Stock permitted under this Third Amended and Restated Certificate of Incorporation from employees, officers, directors or consultants of the Company in connection with a termination of employment or services pursuant to agreements or arrangements approved by the Board of Directors (in addition to any other consent required under this Third Amended and Restated Certificate of Incorporation), such repurchase may be made without regard to any “preferential dividends arrears amount” or “preferential rights amount” (as those terms are defined in Section 500 of the California Corporations Code). Accordingly, for purposes of making any calculation under California Corporations Code Section 500 in connection with such repurchase, the amount of any “preferential dividends arrears amount” or “preferential rights amount” (as those terms are defined therein) shall be deemed to be zero.

* * * *

3. This Third Amended and Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of the Company in accordance with Section 228 of the DGCL.

4. This Third Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL by the stockholders of the Company.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, this Third Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of the Company as of December 27, 2023.

BLOSSOMHILL THERAPEUTICS, INC.

By:	/s/ Jingrong Jean Cui
Name: Jingrong Jean Cui
Its: President and Chief Executive Officer

[SIGNATURE PAGE TO THE THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION]

CERTIFICATE OF AMENDMENT TO THE

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

BLOSSOMHILL THERAPEUTICS, INC.

BlossomHill Therapeutics, Inc. (the “Company”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies that:

FIRST: The original name of this corporation is BlossomHill Therapeutics, Inc. and the date of filing the original Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware was June 22, 2020.

SECOND: The Board of Directors of the Company (the “Board”), acting in accordance with the applicable provisions of Sections 141 and 242 of the DGCL, duly adopted resolutions setting forth proposed amendments to the Third Amended and Restated Certificate of Incorporation of the Company (the “Amended and Restated Certificate”), declaring said amendments to be advisable and in the best interests of the Company and its stockholders and authorizing the appropriate officers of the Company to solicit the consent of the stockholders therefor, which resolutions setting forth the proposed amendments are as follows:

1. The preamble to Article IV shall be amended and restated to read in its entirety as follows:

“The total number of shares of all classes of stock which the Company shall have authority to issue is (i) 83,000,000 shares of Common Stock, $0.0001 par value per share (“Common Stock”), and (ii) 63,188,793 shares of Preferred Stock, $0.0001 par value per share (“Preferred Stock”). The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Company.”

THIRD: Thereafter pursuant to a resolution of the Board, this Certificate of Amendment was submitted to the stockholders of the Company for their approval, and was duly adopted by unanimous written consent in accordance with the applicable provisions of Sections 228 and 242 of the DGCL.

FOURTH: All other provisions of the Amended and Restated Certificate as currently on file with the Secretary of State of the State of Delaware shall remain in full force and effect.

[Remainder of this Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be signed by its President and Chief Executive Officer on this 21st day of March, 2025.

/s/ Jingrong Jean Cui
JINGRONG JEAN CUI
President and Chief Executive Officer

CERTIFICATE OF AMENDMENT TO

THE THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

BLOSSOMHILL THERAPEUTICS, INC.

BlossomHill Therapeutics, Inc. (the “Company”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “DGCL”),

DOES HEREBY CERTIFY:

1. That the name of this corporation is BlossomHill Therapeutics, Inc. and that this corporation was originally incorporated pursuant to the DGCL on June 22, 2020.

2. That the Board of Directors of the Company, acting in accordance with the provisions of Sections 141 and 242 of the DGCL, adopted resolutions amending the Company’s Third Amended and Restated Certificate of Incorporation (the “Restated Certificate”), as follows:

A. The first paragraph of Article IV of the Restated Certificate is hereby amended and restated to read in its entirety as follows:

“The total number of shares of all classes of stock which the Company shall have authority to issue is (i) 110,000,000 shares of Common Stock, $0.0001 par value per share (“Common Stock”), and (ii) 85,552,612 shares of Preferred Stock, $0.0001 par value per share (“Preferred Stock”). The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Company.”

B. Article IV(C) of the Restated Certificate is hereby amended and restated to read in its entirety as follows:

“10,000,000 of the authorized shares of Preferred Stock are hereby designated “Series Angel Preferred Stock” (the “Series Angel Preferred”). 26,613,546 of the authorized shares of Preferred Stock are hereby designated “Series A Preferred Stock” (the “Series A Preferred”). 48,939,066 of the authorized shares of Preferred Stock are hereby designated “Series B Preferred Stock” (the “Series B Preferred”).”

3. This Certificate of Amendment was approved by the holders of the requisite number of shares of said Company in accordance with Section 228 of the DGCL. This Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL by the stockholders of the Company.

* * * *

This Certificate of Amendment has been executed by a duly authorized officer of this Company on this 24th day of November, 2025.

BLOSSOMHILL THERAPEUTICS, INC.

By:	/s/ Jingrong Jean Cui
Jingrong Jean Cui
President and Chief Executive Officer

Signature Page to Certificate of Amendment to

Third Amended and Restated Certificate of Incorporation

CERTIFICATE OF AMENDMENT TO

THE THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

BLOSSOMHILL THERAPEUTICS, INC.

BlossomHill Therapeutics, Inc. (the “Company”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “DGCL”),

DOES HEREBY CERTIFY:

1. That the name of this corporation is BlossomHill Therapeutics, Inc. and that this corporation was originally incorporated pursuant to the DGCL on June 22, 2020.

2. That the Board of Directors of the Company, acting in accordance with the provisions of Sections 141 and 242 of the DGCL, adopted resolutions amending the Third Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on December 27, 2023, as amended by the Certificate of Amendment filed with the Secretary of State of the State of Delaware on March 21, 2025, as amended by the Certificate of Amendment filed with the Secretary of State of the State of Delaware on November 24, 2025 (the “Restated Certificate”) as follows:

The following is hereby inserted into Article IV of the Restated Certificate immediately before the first sentence therein:

“Effective upon the filing of this Certificate of Amendment to the Third Amended and Restated Certificate of Incorporation, as amended, with the Secretary of State of the State of Delaware (the “Effective Time”), every 4.6855 shares of Common Stock (as defined below) or Preferred Stock (as defined below) then issued and outstanding or held in the treasury of the Company immediately prior to the Effective Time shall automatically be combined into one (1) share of Common Stock or Preferred Stock, as applicable, without any further action by the holders of such shares (the “Reverse Stock Split”). The Reverse Stock Split will be effected on a holder-by-holder, class-by-class and series-by-series basis, and any fractional shares resulting from such combination shall be rounded down to the nearest whole share, after aggregating all fractional interests in shares of Common Stock or Preferred Stock of the same class or series, as applicable, that would otherwise result for each such holder as a result of the Reverse Stock Split. No fractional shares shall be issued in connection with the Reverse Stock Split. In lieu of any fractional shares to which a holder would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board. The Reverse Stock Split shall occur automatically without any further action by the holders of the shares of Common Stock and Preferred Stock affected thereby. All rights, preferences and privileges of the Common Stock and the Preferred Stock shall be appropriately adjusted to reflect the Reverse Stock Split in accordance with this Third Amended and Restated Certificate of Incorporation, as amended.”

3. This Certificate of Amendment was approved by the holders of the requisite number of shares of said Company in accordance with Section 228 of the DGCL. This Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL by the stockholders of the Company.

* * * *

This Certificate of Amendment has been executed by a duly authorized officer of this Company on this 31st day of July, 2026.

BLOSSOMHILL THERAPEUTICS, INC.

By:	/s/ Jingrong Jean Cui
Jingrong Jean Cui
President and Chief Executive Officer

Signature Page to Certificate of Amendment to

Third Amended and Restated Certificate of Incorporation